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                                                                     EXHIBIT (j)



                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We consent to the use of our report dated October 2, 1998 on the financial statements and financial highlights of American National Government Income Fund, American National Primary Fund and American National Tax Free Fund, each a
series of shares of SM&R Capital Funds, Inc.   Such financial statements and
financial highlights appear in the 1998 Annual Report to Shareholders which appears in the Statement of Additional Information filed in the Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A of SM&R Capital
Funds, Inc.   We also consent to the references to our Firm in the Registration
Statement and Prospectus.


                                                        TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
December 14, 1998